UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2008

OCCULOGIX, INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000 51030 (Commission File Number)	59-343-4771 (IRS Employer Identification No.)

2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario L4W 5B2
(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 602-0887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On February 19, 2008, OccuLogix, Inc. (the “Company”) issued a press release announcing that it has secured a bridge loan in an aggregate principal amount of U.S.$3,000,000 (the “Loan”) from a number of private parties (collectively, the “Lenders”).  The Loan was advanced to the Company pursuant to the Loan Agreement, dated as of February 19, 2008, by and among the Company, the Lenders and Marchant Securities Inc., as collateral agent (the “Loan Agreement”).  The Loan bears interest at a rate of 12% per annum and will have a 180-day term, which may be extended to 270 days under certain circumstances.  The Company’s obligations under the Loan Agreement are secured by a pledge by the Company of its 50.1% ownership interest in OcuSense, Inc. pursuant to the Share Pledge Agreement, dated as of February 19, 2008, by the Company in favor of Marchant Securities Inc. in its capacity as the collateral agent under the Loan Agreement (the “Share Pledge Agreement”).

Under the terms of the Loan Agreement, the Company has two pre-payment options available to it, should it decide to not wait until the maturity date to repay the Loan.  Under the first pre-payment option, at any time prior to the maturity date, the Company may repay the Loan in full by paying the Lenders, in cash, the amount of outstanding principal and accrued interest and issuing to the Lenders five-year warrants of the Company (the “Warrants”) in an aggregate amount equal to approximately 19.9% of the issued and outstanding shares of the Company’s common stock (but not to exceed 20% of the issued and outstanding shares of the Company’s common stock).  The Warrants would be exercisable into shares of the Company’s common stock at an exercise price of U.S.$0.10 per share and would not become exercisable until the 180th day following their issuance.  Under the second pre-payment option, at any time prior to the maturity date, by no later than the tenth day following the date of closing of a private placement (if any) by the Company of shares of its common stock for aggregate gross proceeds of no less than U.S.$4,000,000, the Company may repay the Loan in full by issuing to the Lenders shares of its common stock, in an aggregate amount equal to the amount of outstanding principal and accrued interest, at a 15% discount to the price paid by the private placement investors (but on other terms substantially similar to those accepted by the private placement investors).  Any exercise by the Company of the second pre-payment option would be subject to shareholder and regulatory approval.

Pursuant to the Share Pledge Agreement, the Company granted to Marchant Securities Inc., in its capacity as the collateral agent for and on behalf of the Lenders, a continuing first priority security interest in (i) the 1,754,589 shares of the Series A Preferred Stock of OcuSense, Inc., representing 50.1% of the issued and outstanding shares of the capital stock of OcuSense, Inc., of which the Company is the legal and beneficial owner, and (ii) related collateral.

Marchant Securities Inc. introduced the Company to the Lenders and, for such service, will be paid a commission equal to 6% of the aggregate principal amount of the Loan (the “Commission”).  Subject to the Company obtaining any and all requisite shareholder and regulatory approvals, half of the Commission will be paid to Marchant Securities Inc. in the form of equity securities of the Company.  Marchant Securities Inc. will not be paid any fee for acting as the collateral agent.

Marchant Securities Inc. is indirectly beneficially owned, as to approximately 32%, by Elias Vamvakas, the Company’s Chairman and Chief Executive Officer, and members of his family.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of the Company dated February 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.
Date: February 20, 2008	By:	/s/Suh Kim
Suh Kim General Counsel